     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2006

                                                     REGISTRATION NO. 333-108426
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 5
                                  TO FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                             ---------------------

               BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.
               (Exact Name of Registrant as Specified in Charter)
                            ------------------------

                         C/O BOSTON CAPITAL CORPORATION
                          ONE BOSTON PLACE, SUITE 2100
                             BOSTON, MA 02108-4406
                            TELEPHONE (617) 624-8900
                    (Address of Principal Executive Offices)
                            ------------------------

                        JEFFREY H. GOLDSTEIN, PRESIDENT
               BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.
                         C/O BOSTON CAPITAL CORPORATION
                          ONE BOSTON PLACE, SUITE 2100
                             BOSTON, MA 02108-4406
                            TELEPHONE (617) 624-8900
           (Name, Address and Telephone Number of Agent For Service)
                            ------------------------

                                WITH A COPY TO:
                             GILBERT G. MENNA, ESQ.
                            SUZANNE D. LECAROZ, ESQ.
                              GOODWIN PROCTER LLP
                        EXCHANGE PLACE, 53 STATE STREET
                                BOSTON, MA 02109
                                 (617) 570-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-108426

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. //
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  EXPLANATORY NOTE

This Post-Effective Amendment No. 5 is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to file Exhibit 99.1 to the Registration Statement.


                 PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 36. Financial Statements and Exhibits.

   (b) Exhibits




NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
       1.1              Form of Dealer-Manager Agreement between Boston Capital
                        Securities, Inc., and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 1.1 TO THE REGISTRATION STATEMENT ON FORM S-11 (FILE
                        NO. 333-108426) ON JULY 19, 2005 AND INCORPORATED HEREIN BY
                        REFERENCE.)

       3.1              Articles of Amendment and Restatement of the Registrant
                        (PREVIOUSLY FILED AS EXHIBIT 3.1 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON JUNE 16,
                        2005 AND INCORPORATED HEREIN BY REFERENCE.)

       3.2              By-Laws of the Registrant (PREVIOUSLY FILED AS EXHIBIT 3.2
                        TO THE REGISTRATION STATEMENT ON FORM S-11 (FILE
                        NO. 333-108426) ON JUNE 16, 2005 AND INCORPORATED HEREIN BY
                        REFERENCE.)

       3.3              Limited Liability Company Agreement of BC-GFS, LLC
                        (PREVIOUSLY FILED AS EXHIBIT 3.5 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON OCTOBER 4,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

       3.4              Amendment No. 1 to BC-GFS LLC Limited Liability Company
                        Agreement (PREVIOUSLY FILED AS EXHIBIT 3.6 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        JANUARY 24, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

       4.1              Form of Common Stock Certificate of the Registrant
                        (PREVIOUSLY FILED AS EXHIBIT 4.1 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 22, 2003 AND INCORPORATED HEREIN BY REFERENCE.)

       4.2              Form of Subscription Agreement and Subscription Agreement
                        Signature Page (PREVIOUSLY FILED AS EXHIBIT B TO THE
                        PROSPECTUS ON APRIL 7, 2006 AND INCORPORATED HEREIN
                        BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
       4.3              Articles Supplementary relating to 12.0% Series A Cumulative
                        Non-Voting Preferred Stock of the Registrant (PREVIOUSLY
                        FILED AS EXHIBIT 4.1 TO THE CURRENT REPORT ON FORM 8-K FILED
                        ON FEBRUARY 3, 2006, AND INCORPORATED HEREIN BY REFERENCE.)

       5.1              Opinion of Goodwin Procter LLP with respect to the legality of the shares being registered (PREVIOUSLY FILED AS
                        EXHIBIT 5.1 TO POST-EFFECTIVE AMENDMENT NO. 2 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 7, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

       8.1 Opinion of Goodwin Procter LLP with respect to tax matters (PREVIOUSLY FILED AS EXHIBIT 8.1 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO.
                        333-108426) ON APRIL 7, 2006 AND INCORPORATED HEREIN
                        BY REFERENCE.)

      10.1              2004 Equity Incentive Plan (PREVIOUSLY FILED AS
                        EXHIBIT 10.1 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON JANUARY 24, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.2              Forms of Option Agreement and Restricted Stock Grant
                        Agreement under the 2004 Equity Incentive Plan (PREVIOUSLY
                        FILED AS EXHIBIT 10.2 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.3              Form of Independent Director Stock Option Plan (PREVIOUSLY
                        FILED AS EXHIBIT 10.3 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.4              Form of Option Agreement under the Independent Director
                        Stock Option Plan (PREVIOUSLY FILED AS EXHIBIT 10.4 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        APRIL 9, 2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.5(a)           Second Amended and Restated Advisory Services Agreement
                        between Boston Capital REIT Advisors, LLC, and the
                        Registrant (PREVIOUSLY FILED AS EXHIBIT 10.5 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        JULY 19, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

      10.5(b)           Amendment No. 1 to Second Amended and Restated Advisory
                        Services Agreement between Boston Capital REIT Advisors,
                        LLC, and the Registrant. (PREVIOUSLY FILED AS EXHIBIT
                        10.5(b) TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.6              Loan Agreement dated as of May 31, 2003, between BCP
                        Funding, LLC, and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.6 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.7              Pledge Agreement (LLC/LP Interests), dated as of May 31,
                        2003, between BCP Funding, LLC, and the Registrant
                        (PREVIOUSLY FILED AS EXHIBIT 10.7 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.8              Amended and Restated Share Repurchase Plan, dated as of
                        April 6, 2006 (PREVIOUSLY FILED AS EXHIBIT 10.8 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO.
                        333-108426) ON APRIL 7, 2006 AND INCORPORATED HEREIN
                        BY REFERENCE.)

      10.9              Property Management Agreement, dated December 12, 2002,
                        between GFS Alderwood LLC and Pinnacle Realty Management
                        Company (Exhibits A, B & C only) (PREVIOUSLY FILED AS
                        EXHIBIT 10.91 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON SEPTEMBER 2, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.10             Property Management Agreement, dated December 12, 2002,
                        between GFS Ridgetop LLC and Pinnacle Realty Management
                        Company (Exhibits A, B & C only) (PREVIOUSLY FILED AS
                        EXHIBIT 10.10 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.11             Property Management Agreement, dated December 12, 2002,
                        between GFS Wellington LLC and Pinnacle Realty Management
                        Company (Exhibits A, B & C only) (PREVIOUSLY FILED AS
                        EXHIBIT 10.11 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.12             Reinvestment Plan (PREVIOUSLY FILED AS EXHIBIT A TO THE
                        PROSPECTUS ON APRIL 7, 2006 AND INCORPORATED HEREIN
                        BY REFERENCE.)

      10.13             Amended and Restated Escrow Agreement between Boston Private
                        Bank & Trust Company and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.13 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.14             Property Management Agreement, dated May 21, 2003, between
                        BC-Bainbridge Bay Pointe LLC and Bainbridge Management
                        Jacksonville LLC (Exhibits A-H) (PREVIOUSLY FILED AS
                        EXHIBIT 10.14 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 (EXHIBITS A-G-1
                        FILED ON APRIL 9, 2004) AND INCORPORATED HEREIN BY
                        REFERENCE.)

      10.15             Property Management Agreement, dated May 21, 2003, between
                        BC-Bainbridge Timuquana LLC and Bainbridge Management
                        Jacksonville LLC (Exhibits A-H) (PREVIOUSLY FILED AS
                        EXHIBIT 10.15 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 (EXHIBITS A-G-1
                        FILED ON APRIL 9, 2004) AND INCORPORATED HEREIN BY
                        REFERENCE.)

      10.16             Property Management Agreement, dated May 29, 2003, between
                        BC-Bainbridge Spicewood LLC and Bainbridge Management
                        Jacksonville LLC (PREVIOUSLY FILED AS EXHIBIT 10.16 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 22, 2003 AND INCORPORATED HEREIN BY REFERENCE.)

      10.17             Property Management Agreement, dated May 29, 2003, between
                        BC-GFS Settler's Point LLC and American Management Services
                        Northwest, LLC, dba Pinnacle (PREVIOUSLY FILED AS
                        EXHIBIT 10.17 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.18             Property Management Agreement, dated May 29, 2003, between
                        BC-GFS Bridge Creek LLC and American Management Services
                        Northwest, LLC, dba Pinnacle (PREVIOUSLY FILED AS
                        EXHIBIT 10.18 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.19             Property Management Agreement, dated May 29, 2003, between
                        BC-GFS Boulder Creek LLC and American Management Services
                        Northwest, LLC, dba Pinnacle (PREVIOUSLY FILED AS
                        EXHIBIT 10.19 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.20             Agreement for Sale and Purchase of Property (Bay Pointe
                        Apartments), dated February 11, 2003, between Vestcor-Bay
                        Pointe Partners, Ltd. and Bainbridge Communities Acquisition
                        Corporation II, as amended and assigned to BC-Bainbridge Bay
                        Pointe LLC (PREVIOUSLY FILED AS EXHIBIT 10.20 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 22, 2003 AND INCORPORATED HEREIN BY REFERENCE.)

      10.21             Agreement for Sale and Purchase of Property (Oaks at
                        Timuquana Apartments), dated February 11, 2003, between
                        VCP-Timuquana Associates, Ltd. and Bainbridge Communities
                        Acquisition Corporation II, as amended and assigned to
                        BC-Bainbridge Timuquana LLC (PREVIOUSLY FILED AS
                        EXHIBIT 10.21 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.22             Real Estate Sale Agreement, dated April 2, 2003, between ERP
                        Operating Limited Partnership and Bainbridge Communities
                        Acquisition Corporation II, as amended and assigned to
                        BC-Bainbridge Spicewood LLC (PREVIOUSLY FILED AS
                        EXHIBIT 10.22 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.23             Real Estate Sale Agreement, dated March 27, 2003, among
                        EQR-FANCAP 2000A Limited Partnership, EQR-Bridgecreek
                        Vistas, Inc. and Goodman Financial Services, Inc. (with
                        respect to Boulder Creek and Bridge Creek), as amended
                        (PREVIOUSLY FILED AS EXHIBIT 10.23 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 FILE NO. 333-108426) ON APRIL 9, 2004
                        AND INCORPORATED HEREIN BY REFERENCE.)

      10.24             Assignment of Real Estate Sale Agreement, dated May 2, 2003, from Goodman Financial Services, Inc. to BC-GFS II LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.24 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.25             Real Estate Sale Agreement, dated March 26, 2003, between
                        ERP Operating Limited Partnership and Goodman Financial
                        Services, Inc. (with respect to Settler's Point), as amended
                        (PREVIOUSLY FILED AS EXHIBIT 10.25 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.26             Assignment of Real Estate Sale Agreement, dated May 2, 2003, from Goodman Financial Services, Inc. to BC-GFS II LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.26 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.27             Assignment of Real Estate Sale Agreement, dated May 21,
                        2003, from BC-GFS II LLC to BC-GFS Boulder Creek LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.27 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.28             Assignment of Real Estate Sale Agreement, dated May 21,
                        2003, from BC-GFS II LLC to BC-GFS Bridge Creek LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.28 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.29             Assignment of Real Estate Sale Agreement, dated May 21,
                        2003, from BC-GFS II LLC to BC-GFS Settler's Point LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.29 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 33-108426) ON APRIL 9, 2004
                        AND INCORPORATED HEREIN BY REFERENCE.)

      10.30             Washington Portfolio Real Estate Agreement, dated July 11,
                        2002, among ERP Operating Limited Partnership, EQR-Alderwood
                        Limited Partnership, EQR-Wellington, L.L.C.; and Goodman
                        Financial Services, Inc., as amended (PREVIOUSLY FILED AS
                        EXHIBIT 10.30 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 9, 2004 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.31             Assignment of Real Estate Sale Agreement to BC-GFS LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.31 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.32             Assignment of Real Estate Sale Agreement with respect to
                        Alderwood from BC-GFS LLC to GFS Alderwood LLC (PREVIOUSLY
                        FILED AS EXHIBIT 10.32 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.33             Assignment of Real Estate Sale Agreement with respect to
                        Ridgetop from BC-GFS LLC to GFS Ridgetop LLC (PREVIOUSLY
                        FILED AS EXHIBIT 10.33 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.34             Assignment of Real Estate Sale Agreement with respect to
                        Wellington from BC-GFS LLC to GFS Wellington LLC (PREVIOUSLY
                        FILED AS EXHIBIT 10.34 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.35             Letter dated March 11, 2005 requesting the extension of the maturity date of Loan Agreement dated as of May 31, 2003,
                        between BCP Funding, LLC and the Registrant (PREVIOUSLY
                        FILED AS EXHIBIT 10.35 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 26, 2005 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.36 Letter dated March 11, 2005 extending the maturity date of Loan Agreement dated as of May 31, 2003, between BCP
                        Funding, LLC and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.36 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 26, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.37             Letter dated December 5, 2005 extending the maturity date of
                        Loan Agreement dated as of May 31, 2003, between BCP
                        Funding, LLC and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.37 TO POST-EFFECTIVE AMENDMENT NO. 2 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426)
                        ON DECEMBER 7, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

      10.38             Property Management Agreement for Preston at Willow Bend
                        Apartments, Plano, Texas, dated September 15, 2005, by and between BC Broadstone Preston, LP and Alliance Residential,
                        LLC (PREVIOUSLY FILED AS EXHIBIT 10.1 TO THE CURRENT REPORT
                        ON FORM 8-K FILED ON SEPTEMBER 21, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.39             Loan Agreement, dated September 15, 2005, between and among
                        Wachovia Bank, National Association and ALLTX, LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.2 TO THE CURRENT REPORT ON
                        FORM 8-K FILED ON SEPTEMBER 21, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.40 Loan Extension Agreement, dated as of December 28, 2005, between Wachovia Bank, National Association and ALLTX, LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.1 TO THE CURRENT REPORT ON
                        FORM 8-K FILED ON JANUARY 3, 2006 AND INCORPORATED HEREIN
                        BY REFERENCE.)

      10.41 Form of Indemnification Agreement entered into by the Registrant with each of its directors (PREVIOUSLY FILED AS
                        EXHIBIT 10.1 TO THE CURRENT REPORT ON FORM 8-K FILED ON
                        FEBRUARY 3, 2006 AND INCORPORATED HEREIN BY REFERENCE.)

      23.1              Consent of Reznick Group, P.C. (PREVIOUSLY FILED AS
                        EXHIBIT 23.1 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      23.2              Consent of Ernst & Young LLP (PREVIOUSLY FILED AS
                        EXHIBIT 23.2 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      23.3              Consent of Goodwin Procter LLP (included in Exhibit 5.1)

      23.4              Consent of Goodwin Procter LLP (included in Exhibit 8.1)

      23.5              Consent of National Council of Real Estate Investment
                        Fiduciaries (INCLUDED IN EXHIBIT 23.5 TO POST-EFFECTIVE
                        AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 7, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      24.1              Power of Attorney (PREVIOUSLY FILED AS EXHIBIT 24.1 TO
                        POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT
                        ON FORM S-11 (FILE NO. 333-108426) ON DECEMBER 7, 2005 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      99.1*             Table VI: Acquisition of Properties by Programs


------------------------

*   Filed herewith.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 5 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 2nd day of May 2006.


                                               BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

                                               By:  /s/ JEFFREY H. GOLDSTEIN
                                                    ------------------------------------------------
                                                    Jeffrey H. Goldstein
                                                    PRESIDENT AND CHIEF OPERATING OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
             /s/             *                 Chairman, Chief Executive Officer,
    ------------------------------------         Director (principal executive        May 2, 2006
               John P. Manning                   officer)

          /s/ JEFFREY H. GOLDSTEIN
    ------------------------------------       President, Chief Operating Officer,    May 2, 2006
            Jeffrey H. Goldstein                 Director

                                               Senior Vice President, Chief
              /s/            *                   Financial Officer, Treasurer,
    ------------------------------------         Secretary (principal financial       May 2, 2006
                Marc N. Teal                     and accounting officer)

               /s/           *
    ------------------------------------       Director                               May 2, 2006
              Philip S. Cottone

               /s/           *
    ------------------------------------       Director                               May 2, 2006
             Nicholas L. Iacuzio

               /s/           *
    ------------------------------------       Director                               May 2, 2006
               Kevin C. Phelan

* Pursuant to Power of Attorney

                                                       *By:            /s/ JEFFREY H. GOLDSTEIN
                                                                    -------------------------------
                                                                         Jeffrey H. Goldstein
                                                                           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
       1.1              Form of Dealer-Manager Agreement between Boston Capital
                        Securities, Inc., and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 1.1 TO THE REGISTRATION STATEMENT ON FORM S-11 (FILE
                        NO. 333-108426) ON JULY 19, 2005 AND INCORPORATED HEREIN BY
                        REFERENCE.)

       3.1              Articles of Amendment and Restatement of the Registrant
                        (PREVIOUSLY FILED AS EXHIBIT 3.1 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON JUNE 16,
                        2005 AND INCORPORATED HEREIN BY REFERENCE.)

       3.2              By-Laws of the Registrant (PREVIOUSLY FILED AS EXHIBIT 3.2
                        TO THE REGISTRATION STATEMENT ON FORM S-11 (FILE
                        NO. 333-108426) ON JUNE 16, 2005 AND INCORPORATED HEREIN BY
                        REFERENCE.)

       3.3              Limited Liability Company Agreement of BC-GFS, LLC
                        (PREVIOUSLY FILED AS EXHIBIT 3.5 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON OCTOBER 4,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

       3.4              Amendment No. 1 to BC-GFS LLC Limited Liability Company
                        Agreement (PREVIOUSLY FILED AS EXHIBIT 3.6 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        JANUARY 24, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

       4.1              Form of Common Stock Certificate of the Registrant
                        (PREVIOUSLY FILED AS EXHIBIT 4.1 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 22, 2003 AND INCORPORATED HEREIN BY REFERENCE.)

       4.2              Form of Subscription Agreement and Subscription Agreement
                        Signature Page (PREVIOUSLY FILED AS EXHIBIT B TO THE
                        PROSPECTUS ON APRIL 7, 2006 AND INCORPORATED HEREIN BY
                        REFERENCE.)

       4.3              Articles Supplementary relating to 12.0% Series A Cumulative
                        Non-Voting Preferred Stock of the Registrant (PREVIOUSLY
                        FILED AS EXHIBIT 4.1 TO THE CURRENT REPORT ON FORM 8-K FILED
                        ON FEBRUARY 3, 2006, AND INCORPORATED HEREIN BY REFERENCE.)

       5.1              Opinion of Goodwin Procter LLP with respect to the legality of the shares being registered (PREVIOUSLY FILED AS
                        EXHIBIT 5.1 TO POST-EFFECTIVE AMENDMENT NO. 2 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 7, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

       8.1 Opinion of Goodwin Procter LLP with respect to tax matters (pREVIOUSLY FILED AS EXHIBIT 8.1 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE
                        NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.1              2004 Equity Incentive Plan (PREVIOUSLY FILED AS
                        EXHIBIT 10.1 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON JANUARY 24, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.2              Forms of Option Agreement and Restricted Stock Grant
                        Agreement under the 2004 Equity Incentive Plan (PREVIOUSLY
                        FILED AS EXHIBIT 10.2 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.3              Form of Independent Director Stock Option Plan (PREVIOUSLY
                        FILED AS EXHIBIT 10.3 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.4              Form of Option Agreement under the Independent Director
                        Stock Option Plan (PREVIOUSLY FILED AS EXHIBIT 10.4 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        APRIL 9, 2004 AND INCORPORATED HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.5(a)           Second Amended and Restated Advisory Services Agreement
                        between Boston Capital REIT Advisors, LLC, and the
                        Registrant (PREVIOUSLY FILED AS EXHIBIT 10.5 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        JULY 19, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

      10.5(b)           Amendment No. 1 to Second Amended and Restated Advisory
                        Services Agreement between Boston Capital REIT Advisors,
                        LLC, and the Registrant. (PREVIOUSLY FILED AS
                        EXHIBIT 10.5(b) TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.6              Loan Agreement dated as of May 31, 2003, between BCP
                        Funding, LLC, and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.6 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.7              Pledge Agreement (LLC/LP Interests), dated as of May 31,
                        2003, between BCP Funding, LLC, and the Registrant
                        (PREVIOUSLY FILED AS EXHIBIT 10.7 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.8              Amended and Restated Share Repurchase Plan, dated as of
                        April 6, 2006 (PREVIOUSLY FILED AS EXHIBIT 10.8 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426)
                        ON APRIL 7, 2006 AND INCORPORATED HEREIN BY REFERENCE.)

      10.9              Property Management Agreement, dated December 12, 2002,
                        between GFS Alderwood LLC and Pinnacle Realty Management
                        Company (Exhibits A, B & C only) (PREVIOUSLY FILED AS
                        EXHIBIT 10.91 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON SEPTEMBER 2, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.10             Property Management Agreement, dated December 12, 2002,
                        between GFS Ridgetop LLC and Pinnacle Realty Management
                        Company (Exhibits A, B & C only) (PREVIOUSLY FILED AS
                        EXHIBIT 10.10 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.11             Property Management Agreement, dated December 12, 2002,
                        between GFS Wellington LLC and Pinnacle Realty Management
                        Company (Exhibits A, B & C only) (PREVIOUSLY FILED AS
                        EXHIBIT 10.11 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.12             Reinvestment Plan (PREVIOUSLY FILED AS EXHIBIT A TO
                        THE PROSPECTUS ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.13             Amended and Restated Escrow Agreement between Boston Private
                        Bank & Trust Company and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.13 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.14             Property Management Agreement, dated May 21, 2003, between
                        BC-Bainbridge Bay Pointe LLC and Bainbridge Management
                        Jacksonville LLC (Exhibits A-H) (PREVIOUSLY FILED AS
                        EXHIBIT 10.14 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 (EXHIBITS A-G-1
                        FILED ON APRIL 9, 2004) AND INCORPORATED HEREIN BY
                        REFERENCE.)

      10.15             Property Management Agreement, dated May 21, 2003, between
                        BC-Bainbridge Timuquana LLC and Bainbridge Management
                        Jacksonville LLC (Exhibits A-H) (PREVIOUSLY FILED AS
                        EXHIBIT 10.15 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 (EXHIBITS A-G-1
                        FILED ON APRIL 9, 2004) AND INCORPORATED HEREIN BY
                        REFERENCE.)

      10.16             Property Management Agreement, dated May 29, 2003, between
                        BC-Bainbridge Spicewood LLC and Bainbridge Management
                        Jacksonville LLC (PREVIOUSLY FILED AS EXHIBIT 10.16 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 22, 2003 AND INCORPORATED HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.17             Property Management Agreement, dated May 29, 2003, between
                        BC-GFS Settler's Point LLC and American Management Services
                        Northwest, LLC, dba Pinnacle (PREVIOUSLY FILED AS
                        EXHIBIT 10.17 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.18             Property Management Agreement, dated May 29, 2003, between
                        BC-GFS Bridge Creek LLC and American Management Services
                        Northwest, LLC, dba Pinnacle (PREVIOUSLY FILED AS
                        EXHIBIT 10.18 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.19             Property Management Agreement, dated May 29, 2003, between
                        BC-GFS Boulder Creek LLC and American Management Services
                        Northwest, LLC, dba Pinnacle (PREVIOUSLY FILED AS
                        EXHIBIT 10.19 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.20             Agreement for Sale and Purchase of Property (Bay Pointe
                        Apartments), dated February 11, 2003, between Vestcor-Bay
                        Pointe Partners, Ltd. and Bainbridge Communities Acquisition
                        Corporation II, as amended and assigned to BC-Bainbridge Bay
                        Pointe LLC (PREVIOUSLY FILED AS EXHIBIT 10.20 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON
                        DECEMBER 22, 2003 AND INCORPORATED HEREIN BY REFERENCE.)

      10.21             Agreement for Sale and Purchase of Property (Oaks at
                        Timuquana Apartments), dated February 11, 2003, between
                        VCP-Timuquana Associates, Ltd. and Bainbridge Communities
                        Acquisition Corporation II, as amended and assigned to
                        BC-Bainbridge Timuquana LLC (PREVIOUSLY FILED AS
                        EXHIBIT 10.21 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.22             Real Estate Sale Agreement, dated April 2, 2003, between ERP
                        Operating Limited Partnership and Bainbridge Communities
                        Acquisition Corporation II, as amended and assigned to
                        BC-Bainbridge Spicewood LLC (PREVIOUSLY FILED AS
                        EXHIBIT 10.22 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 22, 2003 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.23             Real Estate Sale Agreement, dated March 27, 2003, among
                        EQR-FANCAP 2000A Limited Partnership, EQR-Bridgecreek
                        Vistas, Inc. and Goodman Financial Services, Inc. (with
                        respect to Boulder Creek and Bridge Creek), as amended
                        (PREVIOUSLY FILED AS EXHIBIT 10.23 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 FILE NO. 333-108426) ON APRIL 9, 2004
                        AND INCORPORATED HEREIN BY REFERENCE.)

      10.24             Assignment of Real Estate Sale Agreement, dated May 2, 2003, from Goodman Financial Services, Inc. to BC-GFS II LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.24 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.25             Real Estate Sale Agreement, dated March 26, 2003, between
                        ERP Operating Limited Partnership and Goodman Financial
                        Services, Inc. (with respect to Settler's Point), as amended
                        (PREVIOUSLY FILED AS EXHIBIT 10.25 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.26             Assignment of Real Estate Sale Agreement, dated May 2, 2003, from Goodman Financial Services, Inc. to BC-GFS II LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.26 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.27             Assignment of Real Estate Sale Agreement, dated May 21,
                        2003, from BC-GFS II LLC to BC-GFS Boulder Creek LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.27 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.28             Assignment of Real Estate Sale Agreement, dated May 21,
                        2003, from BC-GFS II LLC to BC-GFS Bridge Creek LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.28 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.29             Assignment of Real Estate Sale Agreement, dated May 21,
                        2003, from BC-GFS II LLC to BC-GFS Settler's Point LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.29 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 33-108426) ON APRIL 9, 2004
                        AND INCORPORATED HEREIN BY REFERENCE.)

      10.30             Washington Portfolio Real Estate Agreement, dated July 11,
                        2002, among ERP Operating Limited Partnership, EQR-Alderwood
                        Limited Partnership, EQR-Wellington, L.L.C.; and Goodman
                        Financial Services, Inc., as amended (PREVIOUSLY FILED AS
                        EXHIBIT 10.30 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 9, 2004 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.31             Assignment of Real Estate Sale Agreement to BC-GFS LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.31 TO THE REGISTRATION
                        STATEMENT ON FORM S-11 (FILE NO. 333-108426) ON APRIL 9,
                        2004 AND INCORPORATED HEREIN BY REFERENCE.)

      10.32             Assignment of Real Estate Sale Agreement with respect to
                        Alderwood from BC-GFS LLC to GFS Alderwood LLC (PREVIOUSLY
                        FILED AS EXHIBIT 10.32 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.33             Assignment of Real Estate Sale Agreement with respect to
                        Ridgetop from BC-GFS LLC to GFS Ridgetop LLC (PREVIOUSLY
                        FILED AS EXHIBIT 10.33 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.34             Assignment of Real Estate Sale Agreement with respect to
                        Wellington from BC-GFS LLC to GFS Wellington LLC (PREVIOUSLY
                        FILED AS EXHIBIT 10.34 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 9, 2004 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.35             Letter dated March 11, 2005 requesting the extension of the maturity date of Loan Agreement dated as of May 31, 2003,
                        between BCP Funding, LLC and the Registrant (PREVIOUSLY
                        FILED AS EXHIBIT 10.35 TO THE REGISTRATION STATEMENT ON
                        FORM S-11 (FILE NO. 333-108426) ON APRIL 26, 2005 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      10.36 Letter dated March 11, 2005 extending the maturity date of Loan Agreement dated as of May 31, 2003, between BCP
                        Funding, LLC and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.36 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 26, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.37             Letter dated December 5, 2005 extending the maturity date of
                        Loan Agreement dated as of May 31, 2003, between BCP
                        Funding, LLC and the Registrant (PREVIOUSLY FILED AS
                        EXHIBIT 10.37 TO POST-EFFECTIVE AMENDMENT NO. 2 TO THE
                        REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-108426)
                        ON DECEMBER 7, 2005 AND INCORPORATED HEREIN BY REFERENCE.)

      10.38             Property Management Agreement for Preston at Willow Bend
                        Apartments, Plano, Texas, dated September 15, 2005, by and between BC Broadstone Preston, LP and Alliance Residential,
                        LLC (PREVIOUSLY FILED AS EXHIBIT 10.1 TO THE CURRENT REPORT
                        ON FORM 8-K FILED ON SEPTEMBER 21, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      10.39             Loan Agreement, dated September 15, 2005, between and among
                        Wachovia Bank, National Association and ALLTX, LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.2 TO THE CURRENT REPORT ON
                        FORM 8-K FILED ON SEPTEMBER 21, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

NUMBER                                    DESCRIPTION OF DOCUMENT
------                  ------------------------------------------------------------
      10.40             Loan Extension Agreement, dated as of December 28, 2005,
                        between Wachovia Bank, National Association and ALLTX, LLC
                        (PREVIOUSLY FILED AS EXHIBIT 10.1 TO THE CURRENT REPORT ON
                        FORM 8-K FILED ON JANUARY 3, 2006 AND INCORPORATED HEREIN
                        BY REFERENCE.)

      10.41 Form of Indemnification Agreement entered into by the Registrant with each of its directors (PREVIOUSLY FILED AS
                        EXHIBIT 10.1 TO THE CURRENT REPORT ON FORM 8-K FILED ON
                        FEBRUARY 3, 2006 AND INCORPORATED HEREIN BY REFERENCE.)

      23.1              Consent of Reznick Group, P.C. (PREVIOUSLY FILED AS
                        EXHIBIT 23.1 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      23.2              Consent of Ernst & Young LLP (PREVIOUSLY FILED AS
                        EXHIBIT 23.2 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON APRIL 7, 2006 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      23.3              Consent of Goodwin Procter LLP (included in Exhibit 5.1)

      23.4              Consent of Goodwin Procter LLP (included in Exhibit 8.1)

      23.5              Consent of National Council of Real Estate Investment
                        Fiduciaries (INCLUDED IN EXHIBIT 23.5 TO POST-EFFECTIVE
                        AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT ON FORM S-11
                        (FILE NO. 333-108426) ON DECEMBER 7, 2005 AND INCORPORATED
                        HEREIN BY REFERENCE.)

      24.1              Power of Attorney (PREVIOUSLY FILED AS EXHIBIT 24.1 TO
                        POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT
                        ON FORM S-11 (FILE NO. 333-108426) ON DECEMBER 7, 2005 AND
                        INCORPORATED HEREIN BY REFERENCE.)

      99.1*             Table VI: Acquisition of Properties by Programs

------------------------

*   Filed herewith.